                 SOFTWARE DEVELOPMENT AND MARKETING AGREEMENT


This Software Development and Marketing Agreement is between Digital Scientific Limited ("Digital"), a corporation under the laws of the United Kingdom, and Vysis, Inc. ("Vysis''), a corporation under the laws of the State of Delaware, U.S.A., and is effective 1 January 1996.

WHEREAS, Digital and Vysis' predecessor company, Vysis, Inc., an Illinois corporation, have entered into a Software Marketing Agreement in 1994 and a Software Derivative License Agreement in 1995 (the "Prior Agreements") relating to marketing of the Digital's SmartCapture software program and of derivatives of the SmartCapture program;

WHEREAS, under the Prior Agreements Vysis was granted marketing rights outside the UK, with Digital retaining all rights to market its software products in the United Kingdom including responsibility for UK sales, marketing and technical service;

WHEREAS, under the Prior Agreements Vysis was granted a right of first refusal to obtain an exclusive license to any new software products developed by Digital;

WHEREAS, Digital and Vysis wish to enter into this Software Development and Marketing Agreement providing for Vysis to take over responsibility for marketing of Digital's products in the UK and for Vysis and Digital to begin codevelopment of new software products.

In consideration of the above and the terms herein, Digital and Vysis agree as follows.

I. VYSIS LICENSES

     1. Licensed Products shall be defined as the following products manufactured or developed by Digital, either before or during the term of this
Agreement:

     (a) the "Tools for in Situ Hybridization" SmartCapture software suite and software related products for fluorescent imaging and FISH studies ("SmartCapture") and all technology and products associated with the application of SmartCapture and products, including the filter wheel and its associated control software. The SmartCapture software suite includes the routines listed on Exhibit A, attached and incorporated herein, including any routines added in 1994 and 1995; and

     (b) all subsequent versions of the SmartCapture software developed or made available during the term of this Agreement, including those products developed under Section II. below; and

     (c) all software products developed by Digital during the term of this Agreement, including those products developed under Section II. below.

     2. Digital hereby grants Vysis a world-wide, royalty-free, exclusive license to use, copy, market, sell and lease the Licensed Products defined above, including the rights to:

     (a) grant sublicenses to affiliates and non-affiliates of Vysis; and

     (b) grant sublicenses to customers for the use of Licensed Products; and

     (c) make, have made, copy, use, market, sell and lease derivatives of Licensed Products and of any portions of software included within Licensed Products. Such derivatives include any software which is marketed, sold or used as part of the Vysis QUIPS Workstation.

     3. Digital agrees that during the term of this Agreement, it will not grant to any third party any license relating to Licensed Products.

     4. Digital grants to Vysis a right of first refusal to obtain an exclusive license under Digital's rights under Section Vl.3. below in any Co-Developed Software, as defined in Section II.4. below, which was developed by Vysis.

II.  SOFTWARE/NEW PRODUCT CO-DEVELOPMENT

     1. Digital and Vysis will jointly develop additional software products during the term of this Agreement, including upgrade versions of existing products and new software products. As part of this effort, Digital agrees to provide three (3) man years of software development work during each of the first two years of this Agreement and two (2) man years of software development work during each of the last two years of this Agreement. Digital and Vysis will jointly agree upon and coordinate their software development work and will meet on at least a quarterly basis to review progress and make adjustments as necessary.

     2. Vysis and Digital will each make available to the other their respective source code for programs under co-development. At the completion of a particular software development project, the party responsible for producing the source code for the particular project will provide a copy of the source code to the other party.

     3. (a) Digital has under development the following new software products:
"Viewpoint", for FISH image capture, and "Formatter", for color printing of FISH images and CGH profiles, and "VideoCapture", for FISH imaging with a less expensive camera, (collectively "the 1996 Products"). Vysis and Digital will jointly review the 1996 Products and Digital's planned development schedule for each of the 1996 Products for inclusion in Vysis' QUIPS Workstation or for stand-alone marketing.

     (b) Digital's obligation to provide software development work in Section
II. 1. above will not begin until the completion of its development work on the 1996 Products or 1 May 1996, whichever is earlier; except that Digital will provide software development for the Video Image capturing for the QUIPS-LS release due 1 March and for the 1 April release of QUIPS-XL based on the Photometrics Sensys camera.

     (c) Digital is also developing a camera interface for Photometrics and Digital's completion of this program up to 1 May 1996 is expressly permitted hereunder. Digital shall have the right to peform additional contract work for Photometrics during the term of this Agreement, provided that Digital fulfills its obligations hereunder, that it uses additional programmers besides those working with Vysis, and that Vysis consents to the assignment of programmers to work on the Photometrics and the Vysis projects.

     4. "Co-developed Software" shall mean any and all Licensed Products and derivatives thereof and of any Vysis software program coupled with any Licensed Product or derivative thereof, including the Vysis QUIPS Workstation software, which Vysis markets during the term of this Agreement.

     5. Digital and Vysis will jointly own title to all Co-developed Software, including any copyrights, patents or other rights therein. Digital and Vysis will cooperate to obtain all agreed-upon proprietary protections for the Co-developed Software. Vysis will be responsible for the cost of obtaining any necessary patent or copyright protection for the Co-developed Software.

III. VYSIS MARKETING RESPONSIBILITIES

     1. Promptly after signing of this Agreement, Vysis and Digital will cooperate in Vysis' start-up of sales, marketing and technical service efforts in the UK. Digital and Vysis agree that this cooperation will include:

     (a) joint drafting of a notice to Digital's existing customers of Vysis' assumption of UK responsibilities;

     (b) the assignment by Digital to Vysis, subject to any necessary customer consents, of all of Digital's existing maintenance and product sales agreements. Vysis and Digital will use reasonable efforts to obtain novations releasing Digital from responsiblity under the agreements assigned to Vysis;

     (c) provision by Digital to Vysis of all necessary copies of software, including dongles and security keys, source code, software documentation and marketing and advertising materials;

     (d) provision by Digital to Vysis of all customer records relating to Digital's sales, marketing and technical service in the UK. Vysis agrees to maintain these records and to provide Digital access to them upon request at any time;

     (e) hiring of Digital's Peter Collins by Vysis as its full-time representative in the UK, subject to Mr. Collins' and Vysis' agreement on employment terms for the position;

     (f) provision by Digital of technical service support services for a reasonable period to permit Vysis to establish its technical services in the UK. This technical service assistance will include bug fixing and field service until 1 May 1966. Digital will remain responsible to provide bug fixing for SmartCapture and for all other software provided by Digital during the term of this Agreement; and

     (g) development of marketing campaigns for the UK for Vysis products.

     2. Vysis shall have the right to determine software product introduction and discontinuance on a worldwide basis.

     3. Vysis agrees to continue use of the SmartCapture FISH imaging software in its QUIPS Workstation and in conjunction with its marketing of Licensed

Products the SmartCapture trademark. Vysis in its marketing will indicate that SmartCapture is a trademark of Digital and that the SmartCapture software functions are copyright of Digital.

     4. Digital agrees that it will maintain sufficient documentation and records concerning software products developed hereunder to permit Vysis: (i) to obtain ISO 9000 certification or (ii) to comply with applicable governmental regulations concerning medical devices, including U.S. Food and Drug Administration regulations. Vysis and Digital will cooperate in developing the necessary documentation and record-keeping practices for Digital to comply with this obligation.

IV.  PAYMENTS TO DIGITAL

     1. In consideration of Digital's performance of its obligations and of its grants hereunder, Vysis agrees to pay to Digital Three-Hundred-Seventy-Five Thousand U.S. Dollars (US $375,000.00) for each twelve (12) month period that this Agreement remains in effect, payable by Ninty-Three-Thousand-Seven-Hundred-Fifty U.S. Dollar (US $93,750) installments paid quarterly in advance, with the first quarterly installment due upon signing of this Agreement, up to a total maximum amount paid to Digital of One-Million-Five-Hundred-Thousand US Dollars (US $1,500,000).

     2. Vysis will pay to Digital an amount equal to the total of 50% of Vysis' Gross Margin received on the completion of each of the outstanding Digital product sales agreements assigned to Vysis under Section IlI.(b) above. Vysis' Gross Margin for each such product sales agreement will be calculated by Net Sales Price received - Taxes - Material Costs = Gross Margin. Vysis will make this payment on a quarterly basis for all product sales agreements for which Vysis receives payment from the customer. The payments to Digital under this
Section IV.2. will be reduced by the amount of any customer deposit or payment advance previously received by Digital for the sales agreements assigned to Vysis.

     3. Vysis agrees to reimburse Digital for all travel expenses incurred by Digital for travel, both to the U.S. and otherwise, requested by Vysis.

     4. Vysis agrees to reimburse Digital for Mr. Collins' cash advance from Digital for January 1996 in the amount of Five-Thousand Pounds Sterling (L5000).

     5. Vysis agrees to purchase the following hardware items from Digital for a total purchase price, payable promptly after signing, of L27,837:

     (i)  new Photometrics KAF 1400 camera and import duty thereon;
     (ii)  new Tectronics Phaser 440 printer and Ethernet interface;
     (iii) new Apple 20" Monitor and 24 bit colour board;
     (iv) two Plasmon Data 7300 Disk Drives;
     (v)  tape backup unit;
     (vii) internal 3.5" disk drive; and
     (viii) Mitsubishi 3400 printer.

V.   CONSULTING SERVICES/STOCK OPTION GRANT

     1. Digital agrees to arrange for the provision of consulting services to Vysis by Mr. Colin Grace relating to Vysis' marketing of its imaging software-based products for up to ten (10) working days per month.

     2. In consideration of the consulting services, Vysis agrees to offer to Colin Grace a Common Stock Option Agreement in substantially the form attached and incorporated herein as Exhibit B, which if accepted would grant Mr. Grace an option to acquire 50,000 shares of common stock of Vysis, upon the following conditions:

     (i) the Common Stock Option Agreement will be offered under the terms of the Vysis 1996 Stock Incentive Plan ("Plan"), in substantially the form attached and incorporated herein as Exhibit C. The Common Stock Option Agreement is expressly subject to all the provisions of the Plan. If there is any conflict between the terms of this Agreement and the provisions of the Plan, the provisions of the Plan shall control. If there is any conflict between the terms of this Agreement and the Common Stock Option Agreement, then the provisions of the Common Stock Option Agreement shall prevail;

     (ii) the Common Stock Option Agreement will provide for an exercise price per share of Vysis common stock of Thirty-Nine Cents in U.S. Dollars (US $0.39);

     (iii) the Common Stock Option Agreement will provide for vesting of Mr. Grace's right to exercise the option over a four year period beginning 1 January 1996, with a right to exercise an option for 25% of the total number of shares vesting upon each Anniversary of this Agreement;

     (iv) Colin Grace acknowledges and agrees that the Common Stock Option Agreement will not be in effect until it is executed by both he and Vysis;

     (v) the Plan, the Common Stock Option Agreement, Vysis common stock and Vysis' and Mr. Grace's rights and obligations with respect thereto shall be governed by the law of the U.S.A. and the State of Illinois;

     (vi) Mr. Grace acknowledges and agrees that the Common Stock Option Agreement and Vysis common stock are each not a security registered for public sale in the United States; and

     (vii) Mr. Grace agrees that any tax, either in the UK or in the U.S.A. based upon the issuance or exercise of the Common Stock Option Agreement will be his or any permitted assignee's responsibility.

     3. Vysis makes no warranty or representation concerning (i) its sales and marketing of any software-based products, including Licensed Products, Co-developed Software, or derivatives of either; (ii) the results obtained from Vysis' business, including any profits or change in the value of Vysis common stock; and (iii) the future marketability of Vysis common stock, including the success or timing of any Initial Public Offering of Vysis common stock.

     4. Vysis agrees that Vysis will consent to any assignment by Mr. Grace of the Common Stock Option Agreement, after its execution by both Vysis and Mr. Grace, to Digital or to any other individual.

VI.  TERM/TERMINATION OF THE PRIOR AGREEMENTS

     1. This Agreement shall be effective for four (4) years, commencing upon the signing of this Agreement. This Agreement may be extended thereafter by mutual agreement.

     2. The Common Stock Option Agreement will terminate automatically with any termination of this Agreement before 31 January 2000, except that any vested portion of the Option may be exercised within thirty (30) days after the date of termination of this Agreement.

     3. After any termination of this Agreement, either party shall have the worldwide right to use, sell, lease, market and make copies and derivatives of any Co-developed Software without obligation to the other party; provided that no right or license under any patent rights is granted to either party. Vysis grants Digital an option to acquire a worldwide, non-exclusive, royalty-bearing license to market, sell, lease and use imaging software products for research purposes under Vysis' rights in the CGH patent application, PCT/US93/01755, licensed exclusively to Vysis by the University of California.

     4. The Prior Agreements shall terminate and all obligations and rights of each of Vysis and Digital thereunder shall terminate upon the signing of this Agreement.

VII. WARRANTY/DISCLAIMER

     1. Digital warrants that it has the right to grant the licenses granted Vysis hereunder.

     2. Neither Vysis nor Digital make any warranty or representation concerning the Co-developed Software, including any performance specifications or product development completion dates.

     3. Digital makes no warranty or representation concerning its software development services provided hereunder or the consulting services provided by Colin Grace.

VIII. MISCELLANEOUS PROVISIONS

     1. Digital shall not be involved in any way in competition with Vysis throughout the term of this Agreement.

     2. This Agreement creates no implied licenses and only the express licenses granted herein are created.

     3. This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and all other prior agreements or understandings, oral or written, are merged herein. This Agreement shall be amended only in a writing signed by an authorized representative of each of the parties. No purchase order, invoice, shipping acknowledgment, exchange of correspondence or the like shall be deemed as a modification of or supplement to this Agreement.

     4. Either party shall have the right to assign this Agreement to any transferee of substantially all of the assets of that party or to any of its affiliate, subsidiary or direct or indirect parent companies. All other assignments without the consent of the other party shall be null and void.

     5. This Agreement shall be governed and construed under the law of the State of Illinois, U.S.A., excepting any choice of law rules which would direct the application of the law of another jurisdiction.

     6. This Agreement shall not be deemed effective until signed by an authorized representative of each of Digital and Vysis and by Mr. Colin Grace, individually, with respect to the provisions of Section V. above.

In witness whereof, Digital and Vysis show their agreement by signing below.

DIGITAL SCIENTIFIC LIMITED             VYSIS, INC.

/s/ Colin Grace                        /s/ John L. Bishop
--------------------------             --------------------------
By: Colin Grace                        By: John L. Bishop

Title: Managing Director               Title: President


The provisions of Section V. Consulting Services/Stock Option Grant are accepted and agreed to:

COLIN GRACE


/s/ Colin Grace
--------------------------

Date:  16 February 1996
     ---------------------

                                   EXHIBIT A

                        SMARTCAPTURE SOFTWARE ROUTINES


- SmartCapture
- ColourRatio
- Convolution (DAPI banding)
- MinMax (Cosmid enhancement)
- ApplyLUT
- ColourNormalise
- GraphPolygon
- ScaleRotate
- ConfocalOpen
- ColourAdjust
- Join
- PrintPreparation
- VideoInterface
- Photometrics II
- DataBase interface
- Clinical Conferencing*
- Combined karyotype/Fish platform


* This routine is still under development and will be provided when deemed available by DS. Imagenetics understands that additional hardware to implement this routine will be necessary and that DS is not responsible to provide such hardware.

                                   EXHIBIT B

                                  VYSIS, INC.

                      NONQUALIFIED STOCK OPTION AGREEMENT


   This Nonqualified Stock Option Agreement (the "Agreement") is entered into as of _______________________, 199 , by and between Vysis, Inc., a Delaware corporation (the "Company"), and_____________________________________________
_____________________________________________________________ (the "Optionee")
pursuant to the Company's 1996 Stock Incentive Plan (the "Plan").


                               R E C I T A L S :


   A.    Optionee is eligible to receive options under the Plan.

   B. The Company desires to grant to Optionee, and Optionee desires to receive the grant of, options under the Plan on the terms, provisions and conditions, and subject to the restrictions and agreements, hereinafter provided.

   NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

   1.    GRANT OF OPTION.  The Company hereby grants to Optionee an option
(the "Option") to purchase all or any portion of a total of___________________ _____________________ (__________) shares (the "Shares") of the Common Stock of the Company at a purchase price of
Dollars ($_____________________) per share (the "Exercise Price"), subject to the terms and conditions set forth herein and the provisions of the Plan. This Option is intended to constitute an "incentive stock option" within the meaning of the Plan.

   2. VESTING OF OPTION. The right to exercise this Option shall vest in installments, and this Option shall be exercisable from time to time in whole or in part as to any vested installment, as follows: this Option shall be exercisable with respect to 25% of the Shares one year following the date of grant and this Option shall be exercisable with respect to an additional 2.084% of the Shares each month thereafter until fully vested.

   No additional Shares shall vest after the date of termination of Optionee's "Continuous Service" (as defined in Section 3 below), but this Option shall continue to be exercisable in accordance with Section 3 hereof with respect to that number of Shares that have vested as of the date of termination of Optionee's Continuous Service.

   3. TERM OF OPTION. Optionee's right to exercise this Option shall terminate upon the first to occur of the following:

         (a)  the expiration of____________________ (__________) years from the date of this Agreement;

         (b) the expiration of three (3) months from the date of termination of Optionee's Continuous Service if such termination occurs for any reason other than permanent disability or death; provided, however, that if Optionee dies during such three-month period the provisions of Section 3(d) below shall apply;

         (c) the expiration of one (1) year from the date of termination of Optionee's Continuous Service if such termination is due to permanent disability of the Optionee (as defined in Section 22(e)(3) of the Code);

         (d) the expiration of one (1) year from the date of termination of Optionee's Continuous Service if such termination is due to Optionee's death or if death occurs during either the three-month or one-month period following termination of Optionee's Continuous Service pursuant to Section 3(b) or 3(c) above, as the case may be; or

         (e) a Change in Control of the Company if such options are terminated pursuant to Section 12.

   As used herein, the term "Continuous Service" means (i) employment by either the Company or any parent or subsidiary corporation of the Company, or by a corporation or a parent or subsidiary of a corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies, which is uninterrupted except for vacations, illness (except for permanent disability, as defined in Section 22(e)(3) of the Code) or leaves of absence which are approved in writing by the Company or any of such other employer corporations, if applicable, (ii) service as a member of the Board of Directors of the Company, or (iii) so long as Optionee is engaged as a consultant or service provider to the Company or other corporation referred to in clause (i) above.

   4. EXERCISE OF OPTION. On or after the vesting of any portion of this Option in accordance with Section 2 above, and until termination of this Option in accordance with Section 3 above, the portion of this Option which has vested may be exercised in whole or in part by the Optionee (or, after Optionee's death, by the successor designated in Section 5 below) upon delivery of the following to the Company at its principal executive offices:

         (a) a written notice of exercise which identifies this Agreement and states the number of Shares then being purchased (but no fractional Shares may be purchased);

         (b) a check or cash in the amount of the Exercise Price (or payment of the Exercise Price in such other form of lawful consideration as the Administrator may approve from time to time under the provisions of Section 5.3 of the Plan);

         (c) a check or cash in the amount reasonably requested by the Company to satisfy the Company's withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Optionee in connection with the exercise of this Option (unless the Company and Optionee shall have made other arrangements for deductions or withholding from Optionee's wages, bonus or other compensation payable to Optionee, or by the withholding of Shares issuable upon exercise of this Option or the delivery of Shares owned by the Optionee in accordance with Section 10.1 of the Plan, provided such arrangements satisfy the requirements of applicable tax laws); and

         (d) a letter, if requested by the Company, in such form and substance as the Company may require, setting forth the investment intent of the Optionee, or person designated in Section 5 below, as the case may be.

         Notwithstanding the foregoing, the Optionee may not exercise any portion of this Option more than once during any calendar quarter.

   5. DEATH OF OPTIONEE; NO ASSIGNMENT. The rights of the Optionee under this Agreement may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. Any attempt to sell, pledge, assign, hypothecate, transfer or dispose of this Option in contravention of this Agreement or the Plan shall be void and shall have no effect. If the Optionee's Continuous Service terminates as a result of Optionee's death, and provided Optionee's rights hereunder shall have vested pursuant to Section 2 hereof, Optionee's legal representative, Optionee's legatee, or the person who acquired the right to exercise this Option by reason of the death of the Optionee (individually, a "Successor") shall succeed to the Optionee's rights and obligations under this Agreement. After the death of the Optionee, only a Successor may exercise this Option.

   6.    REPRESENTATIONS AND WARRANTIES OF OPTIONEE.

         (a) Optionee represents and warrants that this Option is being acquired by Optionee for Optionee's personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof.

         (b) Optionee acknowledges that the Company may issue Shares upon the exercise of the Option without registering such Shares under the Securities Act of l933, as amended (the "Act"), on the basis of certain exemptions from such registration requirement. Accordingly, Optionee agrees that Optionee's exercise of the Option may be expressly conditioned upon Optionee's delivery to the Company of an investment certificate including such representations and undertakings as the Company may reasonably require in order to assure the availability of such exemptions, including a representation that Optionee is acquiring the Shares for investment and not with a present intention of selling or otherwise disposing thereof and an agreement by Optionee that the certificates evidencing the Shares may bear a legend indicating such non-registration under the Act and the resulting restrictions on transfer.
Optionee acknowledges that, because Shares received upon exercise of an Option may be unregistered, Optionee may be required to hold the Shares indefinitely unless they are subsequently registered for resale under the Act or an exemption from such registration is available.

         (c) Optionee acknowledges receipt of a copy of the Plan and understands that all rights and obligations connected with this Option are set forth in this Agreement and in the Plan.

   7. RESTRICTIVE LEGENDS. Optionee hereby acknowledges that federal securities laws and the securities laws of the state in which Optionee resides may require the placement of certain restrictive legends upon the Shares issued upon exercise of this Option, and Optionee hereby consents to the placing of any such legends upon certificates evidencing the Shares as the Company, or its counsel, may deem necessary or advisable.

   8. LIMITATION OF COMPANY'S LIABILITY FOR NONISSUANCE. The Company agrees to use its reasonable best efforts to obtain from any applicable regulatory agency such authority or approval as may be required in order to issue and sell the Shares to the Optionee pursuant to this Option. Inability of the Company to obtain, from any such regulatory agency, authority or approval deemed by the Company's counsel to be necessary for the lawful issuance and sale of the Shares hereunder and under the Plan shall relieve the Company of any liability in respect of the nonissuance or sale of such Shares as to which such requisite authority or approval shall not have been obtained.

   9.    RIGHT OF FIRST REFUSAL.

         (a) The Shares acquired pursuant to the exercise of this Option may be sold by the Optionee only in compliance with the provisions of this Section 9, and subject in all cases to compliance with the provisions of Section 6(b) hereof. Prior to any intended sale, Optionee shall first give written notice (the "Offer Notice") to the Company specifying (i) Optionee's bona fide intention to sell or otherwise transfer such Shares, (ii) the name and address of the proposed purchaser(s), (iii) the number of Shares the Optionee proposes to sell (the "Offered Shares"), (iv) the price for which Optionee proposes to sell the Offered Shares, and (v) all other material terms and conditions of the proposed sale.

         (b) Within 30 days after receipt of the Offer Notice, the Company or its nominee(s) may elect to purchase all or any portion of the Offered Shares at the price and on the terms and conditions set forth in the Offer Notice by delivery of written notice (the "Acceptance Notice") to the Optionee specifying the number of Offered Shares that the Company or its nominees elect to purchase. Within 15 days after delivery of the Acceptance Notice to the Optionee, the Company and/or its nominee(s) shall deliver to the Optionee a check (or, at the discretion of the Company, such other form of consideration set forth in the Offer Notice) in the amount of the purchase price of the Offered Shares to be purchased pursuant to this Section 9, against delivery by the Optionee of a certificate or certificates representing the Offered Shares to be purchased, duly endorsed for transfer to the Company or such nominee(s), as the case may be. If the Company and/or its nominee(s) do not elect to purchase all of the Offered Shares, the Optionee shall be entitled to sell the balance of the Offered Shares to the purchaser(s) named in the Offer Notice at the price specified in the Offer Notice or at a higher price and on the terms and conditions set forth in the Offer Notice, provided, however, that such sale or other transfer must be consummated within 60 days from the date of the Offer Notice and any proposed sale after such 60-day period may be made only by again complying with the procedures set forth in this Section 9.

         (c) The Optionee may transfer all or any portion of the Shares to a trust established for the sole benefit of the Optionee and/or his or her spouse or children without such transfer being subject to the right of first refusal set forth in this Section 9, provided that the Shares so transferred shall remain subject to the terms and conditions of this Agreement and no further transfer of such Shares may be made without complying with the provisions of this Section 9.

         (d) Any Successor of Optionee pursuant to Section 5 hereof, and any transferee of the Shares pursuant to this Section 9, shall hold the Shares subject to the terms and conditions of this Agreement and no further transfer of the Shares may be made without complying with the provisions of this
Section 9.

         (e) All stock certificates evidencing the Shares shall be imprinted with a legend substantially as follows:

         "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AGAINST TRANSFER, INCLUDING A RIGHT OF FIRST REFUSAL IN FAVOR OF THE COMPANY, AS SET FORTH IN A STOCK OPTION AGREEMENT DATED______________________, 19_____________. TRANSFER OF
         THESE SHARES MAY BE MADE ONLY IN COMPLIANCE WITH THE PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY."

         (f)  The rights provided the Company and its nominee(s) under this
Section 9 shall terminate upon the closing of an underwritten public offering of Shares of the Company's Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act").

   10.   REPURCHASE OPTION UPON TERMINATION OF CONTINUOUS SERVICE.

         (a) In the event Optionee ceases Continuous Service with the Company for any reason (the "Termination"), any Shares acquired or which may thereafter be acquired pursuant to the exercise of this Option (the "Purchased Shares") (whether held by Optionee or one or more of Optionee's transferees) will be subject to repurchase by the Company pursuant to the terms and conditions set forth in this Section 10 (the "Repurchase Option").

         (b) The purchase price for each Purchased Share will be the "Fair Market Value" (as defined below) for such share as determined on the date of Termination (the "Repurchase Price").

         (c) The Company's board of directors (the "Board") may elect to purchase all or any portion of the Purchased Shares by delivering written notice (the "Repurchase Notice") to the holder or holders of the Purchased Shares within 120 days after the later to occur of (i) the Termination or (ii) the date upon which the Purchased Shares are acquired pursuant to this Option. The Repurchase Notice will set forth the number of Purchased Shares to be acquired from Optionee, the aggregate consideration to be paid for such Shares and the time and place for the closing of the transaction. The number of Purchased Shares to be repurchased by the Company shall first be satisfied to the extent possible from the Purchased Shares held by Optionee at the time of delivery of the Repurchase Notice. If the number of Purchased Shares then held by Optionee is less than the total number of Purchased Shares which the Company has elected to purchase, the Company shall purchase the remaining Purchased Shares elected to be purchased from the other holder(s) of Purchased Shares under this Agreement, pro rata according to the number of Purchased Shares held by such other holder(s) at the time of delivery of such Repurchase Notice (determined as nearly as practicable to the nearest share).

         (d) The closing of the purchase of the Purchased Shares pursuant to the Repurchase Option shall take place on the date designated by the Company in the Repurchase Notice, which date shall not be more than one (1) month nor less than five (5) days after the delivery of such notice (the "Repurchase Date"). The Company may, at its option, pay for the Purchased Shares to be purchased pursuant to the Repurchase Option either (i) in one lumpsum payment by delivery of a check or wire transfer on the Repurchase Date in an amount equal to the Repurchase Price, or (ii) by delivery on the Repurchase Date of (A) a check or wire transfer in an amount equal to the sum of the aggregate original cost of the Purchased Shares to be repurchased, in any event not exceeding in the aggregate the Repurchase Price (the "Cash Repurchase Payment"), and (B) a promissory note of the Company in a principal amount equal to the Repurchase Price minus the Cash Repurchase Payment, bearing interest at the rate of nine percent (9%) per annum non-compounded commencing on the Repurchase Date and providing for payment of the principal amount, plus accrued interest, in twelve
(12) installments on the last day of each calendar month for the next twelve
(12) months following the Repurchase Date. In addition, the Company may pay the Repurchase Price for such Shares by offsetting amounts outstanding under any bona fide debts owed by Optionee to the Company. The Company will be entitled to receive customary representations and warranties from the sellers regarding such sale and to require all sellers' signatures be guaranteed.

         (e) Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Purchased Shares by the Company shall be subject to applicable restrictions contained in the applicable state law and in the Company's and its subsidiaries' debt and equity financing agreements. If any such restrictions prohibit the repurchase of Purchased Shares hereunder which the Company has otherwise elected to make, the Company may make such repurchases as soon as it is permitted to do so under such restrictions; provided, however, that, notwithstanding such restrictions, the Company shall deliver the Repurchase Notice as provided in paragraph 10(c) above, and shall remain bound by the terms of such Repurchase Notice until such time as the Purchased Shares are actually purchased by the Company pursuant to such notice.

         (f) For purposes of this Section 10, the Fair Market Value will be the fair value of the Common Stock determined as provided in Section 2.10 of the Plan.

         (g) The rights provided the Company under this Section 10 shall terminate upon the closing of an underwritten public offering of Shares of the Company's Common Stock pursuant to an effective registration statement under the Securities Act.

   11. ADJUSTMENTS UPON CHANGES IN CAPITAL STRUCTURE. In the event that the outstanding Shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other similar change in the capital structure of the Company, then appropriate adjustment shall be made by the Administrator to the number of Shares subject to the unexercised portion of this Option and to the Exercise Price per share, in order to preserve, as nearly as practical, but not to increase, the benefits of the Optionee under this Option, in accordance with the provisions of
Section 4.2 of the Plan.

   12. MERGERS AND OTHER REORGANIZATIONS. In the event that the Company at any time proposes to enter into any transaction approved by the Board to sell substantially all of its assets or merge or consolidate with any other entity as a result of which either the Company is not the surviving corporation or the Company is the surviving corporation and the ownership of the voting power of the Company's capital stock changes by more than 50% as a result of such transaction, or in the event of a "Recommended Share Purchase Offer" (as defined below) (a "Change in Control"), this Option, if not already exercisable, shall concurrent with and conditioned upon the effective date of the proposed transaction, be accelerated and the Optionee shall have the right to exercise the

Option in respect to any or all of the Shares at such time. In addition, in the event of a Change in Control, this Option shall terminate upon the effective date of such transaction unless provision is made in writing in connection with such transaction for the continuance or assumption of this Option or the substitution for this Option of a new option of comparable value covering shares of a successor corporation, with appropriate adjustments as to the number and kind of shares and the Exercise Price, in which event this Option or the new option substituted therefor shall continue in the manner and under the terms so provided. If such provision is not made in such transaction, then the Administrator shall cause written notice of the proposed transaction to be given to Optionee not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction. For purposes of this Section 12, a "Recommended Share Purchase Offer" shall be a transaction in which an offer is made to purchase outstanding securities of the Company constituting more than 50% of the voting power of the Company's capital stock, which offer is recommended to the Company's securityholders by the Company's Board.

   13.    CO-SALE RIGHTS.

          (a)  SALE OF CONTROLLING INTEREST.  Except as provided in subsection
(b) below, in the event that Amoco Technology Company, a Delaware corporation or any Permitted Transferee (the "Controlling Shareholder") desires, at any time, to sell, transfer, assign or otherwise dispose of an interest in the Company representing more than fifty percent (50%) of the voting power of the Company (the "Offered Shares") in any one transaction or a series of related transactions, the Controlling Shareholder shall deliver a notice (the "Notice") to the Optionee stating (i) the Controlling Shareholder's bona fide intention to sell or transfer the Offered Shares, (ii) the nature of the Offered Shares to be sold or transferred, (iii) the price for which the Controlling
Shareholder proposes to sell or transfer such Offered Shares, (iv) the name of the proposed purchaser or transferee and (v) all other material terms and provisions relating to the proposed sale or transfer. The Controlling Shareholder may indicate in such Notice that the Optionee must sell to the proposed purchaser a proportion of this Option (whether or not vested) representing an amount of Shares (and to the extent any portion of this option is exercised, the Shares) equal to the proportion that the Offered Shares bears to the Controlling Shareholder's entire interest in the Company (the "Participating Ratio"). In such case, Optionee must sell his or her Participating Ratio of this Option or Shares acquired hereunder on the terms specified in the Notice. If the Notice does not require such mandatory sale, within thirty (30) days after receipt by the Optionee from the Controlling Shareholder of the Notice, the Optionee shall have the right, exercisable upon written notice to the Controlling Shareholder, to participate in the Controlling Shareholder's sale of the Offered Shares based on the Participating Ratio. To the extent the Controlling Shareholder requires the Optionee to sell or if the Optionee exercises such right of participation, the number of Offered Shares which the Selling Shareholder may sell pursuant to the Notice shall be correspondingly reduced. Notwithstanding the foregoing, if the Optionee holds Shares acquired upon exercise of any portion of this Option, such Shares, to the extent of the Participating Ratio must be sold before any portion of this Option is sold. To the extent that the Optionee sells any portion of this Option pursuant to this Section 13, the purchase price for the sale of such portion shall be equal to the purchase price per share proposed for the Offered Shares times the number of Shares exercisable (as if this entire Option is then fully vested) pursuant to the portion of this Option that is sold, minus the aggregate exercise price for such Shares.

          (b) PERMITTED TRANSFERS. Notwithstanding subsection (a), above, the Controlling Shareholder may transfer all or any portion of its interest in the Corporation free of any rights or obligations under subsection (a), above if the transferee (a "Permitted Transferee") is a corporation or other entity in which more than 50% (by vote) of the stock or other incidents of ownership is owned by the same persons or entities who, immediately prior to such transfer, owned more than 50% (by vote) of the Controlling Shareholder.

   14. NO EMPLOYMENT CONTRACT CREATED. Neither the granting of this Option nor the exercise hereof shall be construed as granting to the Optionee any right with respect to continuance of employment by the Company or any of its subsidiaries. The right of the Company or any of its subsidiaries to terminate at will the Optionee's employment at any time (whether by dismissal, discharge or otherwise), with or without cause, is specifically reserved, subject to any other written employment agreement to which the Company and Optionee may be a party.

   15. RIGHTS AS SHAREHOLDER. The Optionee (or transferee of this option by will or by the laws of descent and distribution) shall have no rights as a shareholder with respect to any Shares covered by this Option until the date of the issuance of a stock certificate or certificates to him or her for such Shares, notwithstanding the exercise of this Option.

   16. "MARKET STAND-OFF" AGREEMENT. Optionee agrees that, if requested by the Company or the managing underwriter of any proposed public offering of the Company's securities, Optionee will not sell or otherwise transfer or dispose of any Shares held by Optionee without the prior written consent of the Company or such underwriter, as the case may be, during such period of time, not to exceed 180 days following the effective date of the registration statement filed by the Company with respect to such offering, as the Company or the underwriter may specify.

   17. INTERPRETATION. This Option is granted pursuant to the terms of the Plan, and shall in all respects be interpreted in accordance therewith. The Administrator shall interpret and construe this Option and the Plan, and any action, decision, interpretation or determination made in good faith by the Administrator shall be final and binding on the Company and the Optionee. As used in this Agreement, the term "Administrator" shall refer to the committee of the Board of Directors of the Company appointed to administer the Plan, and if no such committee has been appointed, the term Administrator shall mean the Board of Directors.

   18. NOTICES. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, as certified or registered mail, with postage prepaid, and addressed, if to the Company, at its principal place of business, Attention: the Chief Financial Officer, and if to the Optionee, at Optionee's most recent address as shown in the employment or stock records of the Company.

   19. SEVERABILITY. Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

   20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

   IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


VYSIS, INC.                             "OPTIONEE"



By:
   ---------------------------          ---------------------------
Its:                                    (Signature)
   ---------------------------


                                        ---------------------------
                                        (Type or print name)

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